Exhibit 21.1

SUBSIDIARIES OF REGISTRANT*

Corona Optical Systems, Inc., a Delaware corporation

EMCORE Fiber Optics, Inc., a Delaware corporation

EMCORE Hong Kong, Limited, a Hong Kong corporation

EMCORE IRB Company, LLC, a New Mexico limited liability company

EMCORE Netherlands B.V.

EMCORE Solar Arizona, Inc., a Delaware corporation

EMCORE Solar Power, Inc., a Delaware corporation

EMCORE Spain S.L.

K2 Optronics, Inc. a Delaware corporation

Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation

Opticomm Corporation, a Delaware corporation

*As of January 10, 2011